As filed with the Securities and Exchange Commission on April 27, 2005

Investment Company Act file no. 811-4915

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-2

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REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 47	[X]

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DNP SELECT INCOME FUND INC.
(Exact name of registrant as specified in charter)

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55 East Monroe Street
Chicago, Illinois  60603
(Address of principal executive offices)
Registrant's telephone number: 312/368-5510

Nathan I. Partain	John R. Sagan
DNP Select Income Fund Inc.	Mayer, Brown, Rowe & Maw LLP
55 East Monroe Street	190 South LaSalle Street
Chicago, Illinois 60603	Chicago, Illinois 60603

(Names and addresses of agents for service)

It is proposed that this filing will become effective:
                [X] immediately upon filing.

[  ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

PART A:  INFORMATION REQUIRED IN A PROSPECTUS

Item 1.    Outside Front Cover

                Not applicable.

Item 2.    Cover Pages; Other Offering Information

                Not applicable.

Item 3.    Fee Table and Synopsis

                1.

Shareholder Transaction Expenses

Sales Load (as a percentage of offering price)…………………………………….	N/A

Dividend Reinvestment and Cash Purchase Plan Fees……………………………	(1)

Annual Expenses (as a percentage of net assets attributable to common shares)

Management Fees…………………………………………….……………………	0.78%

Interest Payments on Borrowed Funds……………………….…………………...	0.17%

Other Expenses……………………………………………….…………………...	0.91%

Total Annual Expenses…………………………………………………	1.86%

Example (2)	1 year	2 years	5 years	10 years

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$19	$38	$101	$218

(1)

Shareholders that reinvest dividends and/or capital gains distributions will be charged only brokerage fees in the event that shares are purchased in the open market. Investors investing cash in addition to any cash dividends reinvested will be charged brokerage commissions plus a service fee of $2.50 per transaction. See Item 10.1(c).

(2)	This Example should not be considered a representation of future expenses, and actual expenses may be greater or lesser than those shown.

The purpose of the foregoing table is to assist an investor in understanding the costs and expenses that an investor will bear directly or indirectly, and the information contained therein is not necessarily indicative of future performance. "Other Expenses" are based on estimated amounts for the current fiscal year. For a more detailed description of management fees paid by the Fund, see Item 9.1(b) and (d). For a more detailed description of the interest paid on borrowed funds, see Item 8.3, under the heading "Risk Factors-Leverage."

                2.             Not applicable.

                3.             Not applicable.

Item 4.    Financial Highlights

                Not applicable.

Item 5.    Plan of Distribution

                Not applicable.

Item 6.    Selling Shareholders

                Not applicable.

Item 7.    Use of Proceeds

                Not applicable.

Item 8.    General Description of the Registrant

1.	General

(a) The Registrant, DNP Select Income Fund Inc. (the "Fund"), is a corporation organized under the laws of the State of Maryland on November 26, 1986.

(b) The Fund is a diversified closed-end investment company.

2.	Investment Objectives and Policies

                Investment objectives

                The Fund's primary investment objectives are current income and long-term growth of income. Capital appreciation is a secondary objective.

                Principal investment strategies

                The Fund seeks to achieve its investment objectives by investing primarily in a diversified portfolio of equity and fixed income securities of companies in the public utilities industry. Under normal conditions, more than 65% of the Fund's total assets will be invested in securities of public utility companies engaged in the production, transmission or distribution of electric energy, gas or telephone services. The Fund's investment objectives stated in the preceding paragraph and its policy of concentrating its investments in the utilities industry are fundamental policies and may not be changed without the approval of the holders of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the outstanding shares of the common stock and the preferred stock voting together as one class, which means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

                Fundamental investment restrictions

                The following are fundamental investment restrictions of the Fund that may be changed only with approval of the holders of a "majority" (as defined in the 1940 Act) of the outstanding shares of the common stock and the preferred stock voting together as one class:

                1.             The Fund may not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telephone services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

2. The Fund may not:

                (a)          invest more than 5% of its total assets (valued at the time of the investment) in the securities of any one issuer, except that this restriction does not apply to United States Government securities; or

(b) acquire more than 10% of the outstanding voting securities of any one issuer (at the time of acquisition);

except that up to 25% of the Fund's total assets (at the time of investment) may be invested without regard to the limitations set forth in this restriction.

                3.           The Fund may borrow money on a secured or unsecured basis for any purpose of the Fund in an aggregate amount not exceeding 15% of the value of the Fund's total assets at the time of any such borrowing (exclusive of all obligations on amounts held as collateral for securities loaned to other persons to the extent that such obligations are secured by assets of at least equivalent value).

                4.            The Fund may not pledge, mortgage or hypothecate its assets, except to secure indebtedness permitted by restriction 3 above. (The deposit in escrow of securities in connection with the writing of put and call options, collateralized loans of securities and collateral arrangements with respect to margin requirements for futures transactions and with respect to segregation of securities in connection with forward contracts are not deemed to be pledges or hypothecations for this purpose.)

                5.            The Fund may make loans of securities to other persons to the extent of not more than 33 1/3% of its total assets (valued at the time of the making of loans), and may invest without limitation in short-term obligations and publicly distributed obligations.

                6.            The Fund may not underwrite the distribution of securities of other issuers, although it may acquire securities that, in the event of a resale, might be required to be registered under the Securities Act of 1933, as amended, because the Fund could be regarded as an underwriter as defined in that act with respect to the resale.

                7.            The Fund may not purchase or sell real estate or any interest therein, except that the Fund may invest in securities secured by real estate or interests therein, such as mortgage pass-throughs, pay-throughs, collateralized mortgage obligations, and securities issued by companies (including partnerships and real estate investment trusts) that invest in real estate or interests therein.

                8.            The Fund may acquire securities of other investment companies to the extent (at the acquisition) of (i) not more than 3% of the outstanding voting stock of any one investment company, (ii) not more than 5% of the assets of the Fund in any one investment company and (iii) not more than 10% of the assets of the Fund in all investment companies (exclusive in each case of securities received as a dividend or as a result of a merger, consolidation or other plan of reorganization).

9. The Fund may not invest for the purpose of exercising control over or management of any company.

                10.           The Fund may not purchase securities on margin, or make short sales of securities, except the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with transactions in options, futures and options on futures.

                11.           The Fund may not purchase or sell commodities or commodity contracts, except that it may enter into (i) stock index futures transactions, interest rate futures transactions and options on such future transactions and (ii) forward contracts on foreign currencies to the extent permitted by applicable law.

12. The Fund may not issue any security senior to its common stock, except that the Fund may borrow money subject to investment restriction 3 and except as permitted by the Fund's charter.

                If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

                Other Significant Investment Policies

                Fixed Income Securities. The Fund purchases a fixed income security only if, at the time of purchase, it is (i) rated investment grade by at least two of the following three nationally recognized statistical rating organizations: Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and Fitch, Inc. ("Fitch") or (ii) determined by the Fund's investment adviser to be of investment grade and not rated below investment grade by any of the aforementioned rating services. A fixed income security rated investment grade has a rating of BBB- or better by Fitch, Baa3 or better by Moody's, or BBB- or better by S&P. In making its determination that a fixed income security is investment grade, the Fund's investment adviser will use the standards used by a nationally recognized statistical rating organization.

                Leverage. The Fund is authorized to borrow money in amounts of up to 15% of the value of its total assets at the time of such borrowings. However, for so long as the Fund's preferred stock is rated by S&P, the Fund will limit the aggregate amount of its borrowings to 10% of the value of its total assets and will not incur any borrowings, unless advised by S&P that such borrowings would not adversely affect S&P's then-current rating of the preferred stock.

                Lending of Portfolio Securities. In order to generate additional income, the Fund may from time to time lend securities from its portfolio, with a value not in excess of 33 1/3% of its total assets, to brokers, dealers and financial institutions such as banks and trust companies for which it will receive collateral in cash, United States Government securities or an irrevocable letter of credit that will be maintained in an amount equal to at least 100% of the current market value of the loaned securities.

                Rating Agency Guidelines. The Fund's preferred stock is currently rated by Moody's and S&P, nationally recognized statistical rating organizations, which issue ratings for various securities reflecting the perceived creditworthiness of those securities. The Fund intends that, so long as shares of its preferred stock are outstanding, the composition of its portfolio will reflect guidelines established by the foregoing rating organizations in connection with the Fund's receipt of the highest rating for its preferred stock from at least two of such rating organizations.

                Options and Futures Transactions. The Fund may seek to increase its current return by writing covered options. In addition, through the writing and purchase of options and the purchase and sale of futures contracts and related options, the Fund may at times seek to hedge against a decline in the value of securities owned by it or an increase in the price of securities which it plans to purchase. However, for so long as shares of the Fund's preferred stock are rated either by Moody's or S&P, the Fund will not purchase or sell futures contracts or related options or engage in other hedging transactions unless Moody's or S&P, as the case may be, advises the Fund that such action or actions will not adversely affect its then-current rating of the Fund's preferred stock.

                Swap and Swaption Transactions. The Fund may utilize interest rate and credit swaps and swaptions, subject to the following restrictions: (i) swaps and swaptions must be U.S. dollar denominated and used for hedging purposes only; (ii) no more than 5% of the Fund's total assets, at the time of purchase, may be invested in time premiums paid for swaptions; (iii) the terms of all swaps and swaptions must conform to the standards of the ISDA Master Agreement published by the International Swaps and Derivatives Association, Inc.; and (iv) the counterparty must be a bank or broker-dealer firm regulated under the laws of the United States that is (A) on a list approved by the Board of Directors, (B) with capital of at least $100 million and (C) rated investment grade by both S&P and Moody's.

                Credit Derivatives. The market value of the Fund's investments in credit derivatives and/or premiums paid therefor as a buyer of credit protection will not exceed 10% of the Fund's total assets and the notional value of the credit exposure to which the Fund is subject when it sells credit derivatives sold by the Fund will not exceed 33 1/3% of the Fund's total assets.

                Temporary Investments. For temporary defensive purposes, the Fund may be invested primarily in money market securities. These securities include securities issued or guaranteed by the United States Government and its agencies and instrumentalities, commercial paper and certificates of deposit. To the extent that the Fund engages in such defensive investments, it may not achieve its investment objectives.

                Nonfundamental Restrictions. The Fund may not (i) invest in securities subject to legal or contractual restrictions on resale, if, as a result of such investment, more than 10% of the Fund's total assets would be invested in such securities, or (ii) acquire 5% or more of the outstanding voting securities of a public utility company.

                Each of the policies and restrictions described above may be changed by the board of directors without the approval of the Fund's shareholders. If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

3. Risk Factors

Leverage Risk. As of December 31, 2004, the Fund had outstanding indebtedness of $198,361,375 and five series of preferred stock with an aggregate liquidation preference of $500 million. The dividend rate on each series of preferred stock is reset every 49 days through a remarketing procedure. As of April 15, 2004, the dividend rate on the five series of preferred stock averaged 2.38% and the interest rate on the Fund's outstanding indebtedness averaged 2.30%. The Fund must experience an annual return of 0.69% on its portfolio in order to cover annual interest and dividend payments on the Fund's outstanding indebtedness and preferred stock.

Leverage creates certain risks for holders of common stock, including higher volatility of both the net asset value and market value of the common stock. Fluctuations in dividend rates on the preferred stock and interest rates on the Fund's indebtedness will affect the dividend to holders of common stock. Holders of the common stock receive all net income from the Fund remaining after payment of dividends on the preferred stock and interest on the Fund's indebtedness, and generally are entitled to a pro rata share of net realized capital gains, if any.

Upon any liquidation of the Fund, the holders of shares of preferred stock will be entitled to liquidating distributions (equal to $100,000 per share of preferred stock plus any accumulated and unpaid dividends thereon) and the holders of the Fund's indebtedness will be entitled to receive repayment of outstanding principal plus accumulated and unpaid interest thereon before any distribution is made to holders of common stock.

The leverage obtained through the issuance of the preferred stock and from the Fund's presently outstanding indebtedness has provided holders of common stock with a higher dividend than such holders would have otherwise received. However, there can be no assurance that the Fund will be able to continue to realize such a higher net return on its investment portfolio. Changes in certain factors could cause the relationship between the dividends paid on the preferred stock and interest paid on the Fund's indebtedness to increase relative to the dividend and interest rates on the portfolio securities in which the Fund may be invested. Under such conditions the benefit of leverage to holders of common stock will be reduced and the Fund's leveraged capital structure could result in a lower rate of return to holders of common stock than if the Fund were not leveraged. The Fund is required by the 1940 Act to maintain an asset coverage of 200% on outstanding preferred stock and 300% on outstanding indebtedness. If the asset coverage declines below those levels (as a result of market fluctuations or otherwise), the Fund may be required to sell a portion of its investments at a time when it may be disadvantageous to do so.

The following table illustrates the effects of leverage on a return to common stockholders. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

Assumed annual return on portfolio (net of expenses)	-10.00%	-5.00%	0.00%	5.00%	10.00%
Corresponding annual return to common stockholder	-14.16%	-7.36%	-0.55	6.25%	13.06%

Investments in Securities of Foreign Issuers. While the Fund is prohibited from investing 15% or more of its assets in securities of foreign issuers, the Fund may be exposed to certain risks as a result of foreign investments. Investing in securities of foreign issuers involves certain considerations not typically associated with investing in securities of U.S. companies, including (a) controls on foreign investment and limitations on repatriation of invested capital and on the Fund's ability to exchange local currencies for U.S. dollars, (b) greater price volatility, substantially less liquidity and significantly smaller market capitalization of securities markets, (c) currency devaluations and other currency exchange rate fluctuations, (d) more substantial government involvement in the economy, (e) higher rates of inflation, (f) less government supervision and regulation of the securities markets and participants in those markets and (g) political uncertainty and other considerations. The Fund will treat investments in countries with repatriation restrictions as illiquid for purposes of any applicable limitations under the 1940 Act; however, as a closed-end fund, the Fund is not currently limited under that Act in the amount of illiquid securities it may acquire. Because of the limited forward market for the purchase of U.S. dollars in most foreign countries and the limited circumstances in which the Fund expects to hedge against declines in the value of foreign country currencies generally, the Fund will be adversely affected by devaluations of foreign country currencies against the U.S. dollar to the extent the Fund is invested in securities denominated in currencies experiencing a devaluation. The Fund's fundamental investment policies permit the Fund to enter into currency hedging transactions.

In addition, accounting, auditing and financial reporting standards in foreign countries are different from U.S. standards. As a result, certain material disclosures may not be made and less information may be available to the Fund and other investors than would be the case if the Fund's investments were restricted to securities of U.S. issuers. Moreover, it may be more difficult to obtain a judgment in a court outside the United States. Interest and dividends paid on securities held by the Fund and gains from the disposition of such securities may be subject to withholding taxes imposed by foreign countries.

Anti-takeover Provisions. Certain provisions of the Fund's charter may be regarded as "anti-takeover" provisions because they could have the effect of limiting the ability of other entities or persons to acquire control of the Fund. See Item 10.1(e).

Premium/Discount From Net Asset Value. Shares of closed-end investment companies trade in the market above, at and below net asset value. This characteristic of shares of closed-end investment companies is a risk separate and distinct from the risk that the Fund's net asset value may decline. Since inception, the Fund's common stock has generally traded at a premium to net asset value. For example, in the two-year period ended December 31, 2004, as of the close of business of the New York Stock Exchange on the last day in each week on which the New York Stock Exchange was open (the date the Fund calculates its net asset value per share), the Fund's shares were trading at a premium to net asset value 100% of the time. The Fund usually does not calculate its net asset value per share on any other day and does not know whether the Fund's shares were trading at a premium to net asset value on such days. The Fund is not able to predict whether its shares will trade above, at or below net asset value in the future.

Dividend Capture Risk. The Fund seeks to increase its dividend income using a strategy called "dividend capture."  In a dividend capture trade, the Fund sells a stock that it held past its ex-dividend date to purchase another stock paying a dividend before the next dividend of the stock being sold. The use of dividend capture strategies exposes the Fund to increased trading costs and the potential for capital loss. During 2004, dividend captures accounted for approximately 5.41% of the Fund's net investment income and had a impact on the Fund's net asset value (including both transaction costs and capital losses) of -0.02%. Since early 2004, the Fund has derived less of its income from dividend captures and more of its income from investment gains. Until the Fund utilizes all of its tax loss carry forwards, distributions derived from capital gains in the Fund's portfolio may constitute ordinary income, rather than capital gains, to shareholders. See Item 23, "Tax Status."

Tax Risk. The Fund's investment program and the tax treatment of Fund distributions may be affected by Internal Revenue Service ("IRS") interpretations of the Internal Revenue Code of 1986 (the "Code") and future changes in tax laws and regulations, including changes as a result of the "sunset" provisions that currently apply to the favorable tax treatment of qualified dividends. There can be no assurance that any portion of the Fund's income distributions will not be fully taxable as ordinary income. In order for the Fund to avoid corporate-level income tax, the Fund must qualify each year as a regulated investment company under the Code. See Item 23, "Tax Status."

Investment and Market Risk. An investment in the Fund is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in the Fund represents an indirect investment in the securities owned by the Fund, which are generally traded on a securities exchange or in the over-the-counter markets. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably.

Income Risk. The income that holders of preferred stock and common stock receive from the Fund is based primarily on the dividends and interest it earns from its investments, which can vary widely over the short and long-term. If prevailing market interest rates drop, distribution rates of the Fund's preferred stock holdings and any bond holdings and preferred and common shareholders' income from the Fund could drop as well. The Fund's income also would likely be affected adversely when prevailing short-term interest rates increase and the Fund is utilizing leverage.

Management Risk. The Fund is subject to management risk because it is an actively managed portfolio. The Adviser and the individual portfolio managers apply investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these will produce the desired results.

Utilities Industry Risk. The Fund invests a significant portion of its assets in securities of issuers in the public utilities industry. This may make the Fund more susceptible to adverse economic, political or regulatory occurrences affecting this sector. As concentration in a sector increases, so does the potential for fluctuation in the net asset value of the Fund's assets.

Certain segments of the public utilities industry and individual companies within such segments may not perform as well as the sector as a whole. The public utilities industry historically has been subject to risks of increases in fuel, purchased power and other operating costs, high interest costs on borrowings needed for capital improvement programs and costs associated with compliance with and changes in environmental and other governmental regulations. Telecommunications companies in particular have been subject to risks associated with increasing levels of competition, technology substitution (i.e. wireless, broadband and voice over Internet protocol, or VoIP), industry overcapacity, consolidation and regulatory uncertainty.

Common Stock Risk. The Fund has substantial exposure to common stocks. Although common stocks have historically generated higher average returns than fixed-income securities over the long-term, common stocks also have experienced significantly more volatility in returns. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock held by the Fund. Also, the price of common stocks are sensitive to general movements in the stock market and a drop in the stock market may depress the price of common stocks to which the Fund has exposure. Common stock prices fluctuate for many reasons, including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuer occur. In addition, common stock prices may be sensitive to rising interest rates, as the costs of capital rise and borrowing costs increase.

Small and Mid-Cap Stock Risk. The Fund may invest its portfolio of equity securities in companies of any market capitalization. The Fund's investments in small and medium-sized companies may be subject to more abrupt or erratic movements in price than its investments in larger, more established companies because the securities of such companies are less well-known, held primarily by insiders or institutional investors or may trade less frequently and in lower volume. Furthermore, small and medium-sized companies are more likely to experience greater or more unexpected changes in their earnings and growth prospects. Such companies often have limited financial resources or may depend on a few key employees, and the products or technologies of such companies may be at a relatively early stage of development or not fully tested.

Preferred Stock Risk. The Fund has exposure to preferred stocks. Preferred stocks involve credit risk, which is the risk that a preferred stock will decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to credit risk, investment in preferred stocks involves certain other risks. Certain preferred stocks contain provisions that allow an issuer under certain conditions to skip distributions (in the case of "non-cumulative" preferred stocks) or defer distributions (in the case of "cumulative" preferred stocks). If the Fund owns a preferred stock that is deferring its distributions, the Fund may be required to report income for tax purposes while it is not receiving income on this position. Preferred stocks often contain provisions that allow for redemption in the event of certain tax or legal changes or at the issuers' call. In the event of redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return. Preferred stocks typically do not provide any voting rights, except in cases when dividends are in arrears beyond a certain time period, which varies by issue. Preferred stocks are subordinated to bonds and other debt instruments in a company's capital structure in terms of priority to corporate income and liquidation payments, and therefore are subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Issuer Risk. The value of common and preferred stocks may decline for a number of reasons which directly relate to the issuer, such as management performance, leverage and reduced demand for the issuer's goods and services.

Debt Securities Risk. In addition to credit risk, investment in debt securities carries certain risks, including:

Redemption Risk. Debt securities sometimes contain provisions that allow for redemption in the event of tax or security law changes in addition to call features at the option of the issuer. In the event of a redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return.

Limited Voting Rights. Debt securities typically do not provide any voting rights, except in cases when interest payments have not been made and the issuer is in default.

Liquidity. Certain debt securities may be substantially less liquid than many other securities, such as U.S. government securities or common stocks.

Credit Risk. Credit risk is the risk that an issuer of a preferred or debt security will become unable to meet its obligation to make dividend, interest and principal payments. In general, lower rated preferred or debt securities carry a greater degree of credit risk. If rating agencies lower their ratings of preferred or debt securities in the Fund's portfolio, the value of those obligations could decline, which could jeopardize the rating agencies' ratings of the preferred stock issued by the Fund. In addition, the underlying revenue source for a preferred or debt security may be insufficient to pay dividends, interest or principal in a timely manner. Because a primary source of income for the Fund is the dividend, interest and principal payments on the preferred or debt securities in which it invests, any default by an issuer of a preferred or debt security could have a negative impact on the Fund's ability to pay dividends to its investors. Even if the issuer does not actually default, adverse changes in the issuer's financial condition may negatively affect its credit rating or presumed creditworthiness. These developments would adversely affect the market value of the issuer's obligations or the value of credit derivatives if the Fund has sold credit protection.

Hedging Strategy Risk. Certain of the investment techniques that the Fund may employ for hedging or, under certain circumstances, to increase income or total return, will expose the Fund to risks. Such investment techniques may include entering into interest rate and stock index futures contracts and options on interest rate and stock index futures contracts, purchasing and selling put and call options on securities and stock indices, purchasing and selling securities on a when-issued or delayed delivery basis and lending portfolio securities. The Fund intends to comply with regulations of the Securities and Exchange Commission (the "SEC") involving "covering" or segregating assets in connection with the Fund's use of options and futures contracts.

There are economic costs of hedging reflected in the pricing of futures, swaps, options and contracts related to options on positions in interest rate swaps which can be significant, particularly when long-term interest rates are substantially above short-term interest rates, as is the case at present. There may be an imperfect correlation between changes in the value of the Fund's portfolio holdings and hedging positions entered into by the Fund, which may prevent the Fund from achieving the intended hedge or expose the Fund to risk of loss. In addition, the Fund's success in using hedge instruments is subject to the Adviser's ability to predict correctly changes in the relationships of such hedge instruments to the Fund's portfolio holdings, and there can be no assurance that the Adviser's judgment in this respect will be accurate. Consequently, the use of hedging transactions might result in a poorer overall performance for the Fund, whether or not adjusted for risk, than if the Fund had not hedged its portfolio holdings.

Derivatives Risk. To the extent the Fund enters into derivatives transactions (such as futures contracts and options thereon, options and swaps), the Fund will be subject to increased risk of principal loss due to imperfect correlation or unexpected price or interest rate movements. The Fund also will be subject to credit risk with respect to the counterparties to the derivatives contracts purchased by the Fund. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in a bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances. As a general matter, dividends received on hedged stock positions are characterized as ordinary income and are not eligible for favorable tax treatment. In addition, use of derivatives may give rise to short-term capital gains and other income that would not qualify for payments by the Fund of qualified dividends.

Market Disruption Risk. The war with Iraq and the continuing occupation of that country by coalition forces have had a substantial impact on the U.S. and world economies and securities markets. The duration and nature of the war and occupation and the potential costs of rebuilding the Iraqi infrastructure and political systems cannot be predicted with any certainty. The war and occupation, terrorism and related geopolitical risks have led, and may in the future lead, to increased short-term market volatility and may have adverse long-term effects on U.S. and world economies and markets generally. Those events could also have an acute effect on individual issuers or related groups of issuers. These risks could also adversely affect securities markets, interest rates, auctions, secondary trading, ratings, credit risk, inflation, deflation and other factors relating to the Fund's stock.

Inflation Risk. Inflation risk is the risk that the purchasing power of assets or income from investment will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Fund's preferred stock and common stock, and distributions thereon, can decline. In addition, during any periods of rising inflation, dividend rates of preferred stock issued by the Fund would likely increase, which would tend to further reduce returns to the Fund's shareholders.

                4.             Other Policies

                None.

                5.             Share Price Data

                The Fund's common stock has been listed on the New York Stock Exchange since January 21, 1987 (trading symbol DNP). Since the commencement of trading, the Fund's common stock has most frequently traded at a premium to net asset value, but has periodically traded at a slight discount. The following table shows the range of the market prices of the Fund's common stock, net asset value of the Fund's shares corresponding to such high and low prices and the premium to net asset value presented by such high and low prices:

Quarter Ended		Market Price		Net Asset Value at		Market Premium (Discount) to Net Asset Value at
		High	Low	Market High	Market Low	Market High	Market Low
2005	March 31	$11.93	$10.24	$8.65	$8.65	37.92%	18.38%

2004	December 31	11.95	11.10	8.75	8.24	36.57%	34.71%

	September 30	11.38	10.52	8.14	7.77	39.80%	35.39%

	June 30	11.40	9.60	8.24	7.53	38.35%	27.49%

	March 31	11.42	10.73	8.17	8.12	39.78%	32.14%

2003	December 31	11.08	10.12	7.91	7.61	40.08%	32.98%

	September 30	11.09	9.90	7.53	7.32	47.28%	35.25%

	June 30	11.08	9.87	7.93	6.94	39.72%	42.22%

	March 31	10.75	9.69	7.51	6.85	43.14%	41.46%

On April 15, 2005, the net asset value was $8.49, trading prices ranged between $11.00 and $10.81 (representing a premium to net asset value of 29.56% and 27.33%, respectively) and the closing price was $10.95 (representing a premium to net asset value of 28.98%).

                6.             Business Development Companies

                Not applicable.

Item 9. Management

1.	General

(a) Board of Directors

The business and affairs of the Fund are managed under the direction of the board of directors.

(b) Investment Adviser

                The Fund's investment adviser (the "Adviser") is Duff & Phelps Investment Management Co., 55 East Monroe Street, Chicago, Illinois 60603. The Adviser (together with its predecessor) has been in the investment advisory business for more than 70 years and, excluding the Fund, currently has more than $3.1 billion in client accounts under discretionary management. The Adviser acts as adviser to two other closed-end investment companies registered under the 1940 Act and as sub-adviser to three open-end investment companies registered under the 1940 Act. The Adviser is a wholly-owned subsidiary of Phoenix Investment Partners, Ltd. ("PXP"), which is an indirect, wholly-owned subsidiary of The Phoenix Companies, Inc. ("PNX"), a life insurance holding company whose securities are listed on the New York Stock Exchange. Prior to May 11, 1998, PXP was known as Phoenix Duff & Phelps Corporation. PXP, through its subsidiaries, provides investment management, investment research, financial consulting and investment banking services.

The Adviser is responsible for the management of the Fund's investment portfolio, subject to the overall control of the board of directors of the Fund.

                Under the terms of an investment advisory agreement between the Fund and the Adviser (the "Advisory Agreement"), the Adviser receives from the Fund a quarterly fee at an annual rate of .60% of the average weekly net asset value of the Fund up to $1.5 billion and .50% of average weekly net assets in excess of $1.5 billion. The net assets for each weekly period are determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. For purposes of the foregoing calculation, "net assets" are defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

                Under the terms of a service agreement among the Adviser, PXP and the Fund (the "Service Agreement"), PXP makes available to the Adviser the services, on a part-time basis, of its employees and various facilities to enable the Adviser to perform certain of its obligations to the Fund. However, the obligation of performance under the Advisory Agreement is solely that of the Adviser, for which PXP assumes no responsibility, except as described in the preceding sentence. The Adviser reimburses PXP for any costs, direct or indirect, fairly attributable to the services performed and the facilities provided by PXP under the Service Agreement. The Fund does not pay any fees pursuant to the Service Agreement.

(c) Portfolio Management

A team of investment professionals employed by the Adviser is responsible for the day-to-day management of the Fund's portfolio. The members of that investment team and their respective areas of responsibility and expertise are as follows:

Nathan I. Partain, CFA, has led the Fund's portfolio management team since 1998 and has served on the Fund's portfolio management team since 1996. He has been President, Chief Executive Officer and Chief Investment Officer of the Fund since February 2001 (Executive Vice President and Chief Investment Officer from 1998 to 2001). Mr. Partain has been President of the Adviser since April 2005 (Executive Vice President from 1997 to 2005), President and Chief Executive Officer of DTF Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust Inc., two other closed-end utilities oriented funds (the "DTF and DUC Funds"), since February 2004, and lead portfolio manager of Phoenix Global Utilities Fund, an open-end utilities oriented fund, since October 2004. He joined the Duff & Phelps organization in 1987 and has served since then in positions of increasing responsibility. He is also a director of Otter Tail Corporation (since 1993).

T. Brooks Beittel, CFA has served on the Fund's portfolio management team and has been Secretary and a Senior Vice President of the Fund since January 1995 (Treasurer from January 1995 to September 2002). He is also a member of the portfolio management teams of Duff & Phelps Utility and Corporate Bond Trust Inc. and Phoenix Global Utilities Fund. Mr. Beittel concentrates his research on fixed-income securities. He joined the Duff & Phelps organization in 1986 and has served since then in positions of increasing responsibility.

Michael Schatt has served on the Fund's portfolio management team since 1996 and has been a Senior Vice President of the Fund since April 1998 (Vice President from January 1997 to April 1998). Mr. Schatt has been a Senior Vice President of the Adviser since January 1997 and was a Managing Director of PXP from 1994 to 1996. Mr. Schatt concentrates his research on REIT securities and is the senior portfolio manager for all REIT products managed by the Adviser. These products include the Phoenix-Duff & Phelps Real Estate Securities Fund (PHRAX), the Phoenix-Duff & Phelps Real Estate Securities Series sub-account of the Phoenix Edge Series annuity products, and various separate accounts. Before joining the Duff & Phelps organization in 1994, Mr. Schatt spent four years as a director of the Real Estate Advisory Practice for Coopers & Lybrand, LLC, advising foreign pension funds on the acquisition and disposition of U.S. real estate assets and assisting clients in evaluating public real estate investments as an alternative to private real estate investments. Prior to joining Coopers & Lybrand, he had 10 years' experience in real estate finance.

Deborah A. Jansen, CFA, has served on the Fund's portfolio management team and has been a Senior Vice President of the Adviser since January 2001. She is also a member of the portfolio management team of Phoenix Global Utilities Fund. Ms. Jansen concentrates her research on the global electric and natural gas industries. Prior to joining the Adviser in 2001, Ms. Jansen was a Senior Vice President, Principal and Equity Portfolio Manager at Stein Roe and Farnham, Inc. from 1996 to 2000.

Randle L. Smith, CFA, has served on the Fund's portfolio management team since 1996 and has been a Senior Vice President of the Adviser since January 1998 (Managing Director from 1996 to 1998). He is also a member of the portfolio management team of Phoenix Global Utilities Fund. Mr. Smith concentrates his research on the global electric and natural gas industries. He joined the Duff & Phelps organization in 1990 and has served since then in positions of increasing responsibility.

Connie M. Luecke, CFA, has served on the Fund's portfolio management team since 1996 and has been a Senior Vice President of the Adviser since January 1998 (Managing Director from 1996 to 1998). She is also a member of the portfolio management team of Phoenix Global Utilities Fund. Ms. Luecke concentrates her research on the global telecommunications industries. She joined the Duff & Phelps organization in 1990 and has served since then in positions of increasing responsibility.

               Please refer to the Statement of Additional Information (Item 21) for additional information about the Fund's portfolio managers, including the structure of and method of computing compensation, other accounts they manage and their ownership of securities of the Fund.

(d) Administrator

                The Fund's administrator (the "Administrator") is J.J.B. Hilliard, W.L. Lyons, Inc., Hilliard Lyons Center, Louisville, Kentucky 40202. The Administrator is a wholly-owned subsidiary of The PNC Financial Services Group, Inc. Under the terms of an administration agreement (the "Administration Agreement"), the Administrator provides all management and administrative services required in connection with the operation of the Fund not required to be provided by the Adviser pursuant to the Advisory Agreement, as well as the necessary office facilities, equipment and personnel to perform such services. For its services, the Administrator receives from the Fund a quarterly fee at annual rates of .25% of the Fund's average weekly net assets up to $100 million, .20% of the Fund's average weekly net assets from $100 million to $1.0 billion and .10% of average weekly net assets over $1.0 billion. The net assets for each weekly period are determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. For purposes of the foregoing calculation, "net assets" are defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

(e) Custodian

                The Fund's custodian is The Bank of New York, Church Street Station, Post Office Box 11258, New York, New York 10286. The transfer agent and dividend disbursing agent for the Fund's common and preferred stock is The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York 10286.

(f) Expenses

The Fund is responsible for all expenses not paid by the Adviser or the Administrator, including brokerage fees.

(g) Affiliated Brokerage

The Fund has paid, and in the future may pay, broker commissions to the Administrator. See Item 22.2.

2.	Non-resident Managers.

Not applicable.

3.	Control Persons.

                The Fund does not consider that any person "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18. No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

Item 10. Capital Stock, Long-Term Debt, and Other Securities

1.	Capital Stock.

(a)           Common Stock. Holders of common stock, $.001 par value per share, of the Fund are entitled to dividends when and as declared by the board of directors, to one vote per share in the election of directors (with no right of cumulation), and to equal rights per share in the event of liquidation. They have no preemptive rights. There are no redemption, conversion or sinking fund provisions. The shares are not liable to further calls or to assessment by the Fund.

(b)           Preferred Stock. Holders of preferred stock, $.001 par value per share, of the Fund are entitled to receive dividends before the holders of the common stock and are entitled to receive the liquidation value of their shares ($100,000 per share) before any distributions are made to the holders of the common stock, in the event the Fund is ever liquidated. Each share of preferred stock is entitled to one vote per share. The holders of the preferred stock have the right to elect two directors of the Fund at all times and to elect a majority of the directors if at any time dividends on the preferred stock are unpaid for two years. In addition to any approval by the holders of the shares of the Fund that might otherwise be required, the approval of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, will be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of preferred stock and to approve, among other things, changes in the Fund's sub-classification as a closed-end investment company, changes in its investment objectives or changes in its fundamental investment restrictions.

Subject to certain restrictions, the Fund may, and under certain circumstances is required to, redeem shares of its preferred stock at a price of $100,000 per share, plus accumulated but unpaid dividends. The shares of preferred stock are not liable to further calls or to assessment by the Fund. There are no preemptive rights or sinking fund or conversion provisions. The Fund, may, however, upon the occurrence of certain events, authorize the exchange of its current preferred stock on a share-for-share basis for a separate series of authorized but unissued preferred stock having different dividend privileges.

(c)           Dividend Reinvestment Plan. Under the Fund's dividend reinvestment plan shareholders may elect to have all dividends and capital gains distributions paid on their common stock automatically reinvested by The Bank of New York, as agent for shareholders, in additional shares of common stock of the Fund. Registered shareholders may participate in the plan. The plan permits a nominee, other than a depository, to participate on behalf of those beneficial owners for whom it is holding shares who elect to participate. However, some nominees may not permit a beneficial owner to participate without transferring the shares into the owner's name. Shareholders who do not elect to participate in the plan will receive all distributions in cash paid by check mailed directly to the shareholder (or, if the shareholder's shares are held in street or other nominee name, then to such shareholder's nominee) by The Bank of New York as dividend disbursing agent. Registered shareholders may also elect to have cash dividends deposited directly into their bank accounts.

When a dividend or distribution is reinvested under the plan, the number of shares of common stock equivalent to the cash dividend or distribution is determined as follows:

(i)  If shares of the common stock are trading at net asset value or at a premium above net asset value at the valuation date, the Fund issues new shares of common stock at the greater of net asset value or 95% of the then current market price.

(ii)  If shares of the common stock are trading at a discount from net asset value at the valuation date, The Bank of New York receives the dividend or distribution in cash and uses it to purchase shares of common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. Shares are allocated to participants' accounts at the average price per share, plus commissions, paid by The Bank of New York for all shares purchased by it. If, before The Bank of New York has completed its purchases, the market price exceeds the net asset value of a share, the average purchase price per share paid by The Bank of New York may exceed the net asset value of the Fund's shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund.

The valuation date is the business day immediately preceding the date of payment of the dividend or distribution. On that date, the Administrator compares that day's net asset value per share and the closing price per share on the New York Stock Exchange and determines which of the two alternative procedures described above will be followed.

The reinvestment shares are credited to the participant's plan account in the Fund's stock records maintained by The Bank of New York, including a fractional share to four decimal places. The Bank of New York will send participants written confirmation of all transactions in the participant's plan account, including information participants will need for tax records. Shares held in the participant's plan account have full dividend and voting rights. Dividends and distributions paid on shares held in the participant's plan account will also be reinvested.

The cost of administering the plan is borne by the Fund. There is no brokerage commission on shares issued directly by the Fund. However, participants do pay a pro rata share of brokerage commissions incurred on any open market purchases of shares by The Bank of New York.

The automatic reinvestment of dividends and distributions does not relieve participants of any income taxes that may be payable (or required to be withheld) on dividends or distributions.

If the closing market price of shares of the Fund's common stock should be equal to or greater than their net asset value on the valuation date, the participants in the plan would receive shares priced at the higher of net asset value or 95% of the market price. Consequently they would receive more shares at a lower per share price than if they had used the cash distribution to purchase Fund shares on the payment date in the market at the market price plus commission.

If the market price should be less than net asset value on the valuation date, the cash distribution for the plan participants would be used by The Bank of New York to purchase the shares to be received by the participants, which would be at a discount from net asset value unless the market price should rise during the purchase period so that the average price and commission exceeded net asset value as of the payment date. Also, since the Fund does not redeem its shares, the price on resale may be less or more than the net asset value.

Plan participants may purchase additional shares of common stock through the plan by delivering to The Bank of New York a check for at least $100, but not more than $5,000, in any month. The Bank of New York will use such funds to purchase shares in the open market or in private transactions. The purchase price of such shares may be more than or less than net asset value per share. The Fund will not issue new shares or supply treasury shares for such voluntary additional share investment. Purchases will be made commencing with the time of the first distribution payment following the second business day after receipt of the funds for additional purchases, and may be aggregated with purchases of shares for reinvestment of the distribution. Shares will be allocated to the accounts of participants purchasing additional shares at the average price per share, plus a service charge of $2.50 imposed by The Bank of New York and a pro rata share of any brokerage commission (or equivalent purchase costs) paid by The Bank of New York in connection with such purchases. Funds sent to the bank for voluntary additional share reinvestment may be recalled by the participant by written notice received by The Bank of New York not later than two business days before the next dividend payment date. If for any reason a regular monthly dividend is not paid by the Fund, funds for voluntary additional share investment will be returned to the participant, unless the participant specifically directs that such funds continue to be held by The Bank of New York for subsequent investment. Participants will not receive interest on voluntary additional funds held by The Bank of New York pending investment.

A shareholder may leave the plan at any time by written notice to The Bank of New York. To be effective for any given distribution, notice must be received by the Bank at least seven business days before the record date for that distribution. When a shareholder leaves the plan: (i) such shareholder may request that The Bank of New York sell such shareholder's shares held in such shareholder's plan account and send such shareholder a check for the net proceeds (including payment of the value of a fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective) after deducting The Bank of New York's $5.00 charge and any brokerage commission (or equivalent sale cost) or (ii) if no request is made, such shareholder will receive a certificate for the number of full shares held in such shareholder's plan account, along with a check for any fractional share interest, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective. If and when it is determined that the only balance remaining in a shareholder's plan account is a fraction of a single share, such shareholder's participation will be deemed to have terminated, and The Bank of New York will send to such shareholder a check for the value of such fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective.

The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

For more information regarding, and an authorization form for, the dividend reinvestment plan, please contact The Bank of New York at 1-877-381-2537 or on the World Wide Web at http://stock.bankofny.com.

(d)           Capital Gains Distribution Reinvestment Plan. Unless otherwise indicated by a holder of shares of common stock of the Fund that does not participate in the Fund's dividend reinvestment plan, all distributions in respect of capital gains distributions on shares of common stock held by such holder will be automatically invested by The Bank of New York, as agent of the common shareholders participating in the plan, in additional shares of common stock of the Fund. Distributions in respect of capital gains distributions on shares of common stock that participate in the Fund's dividend reinvestment plan will be reinvested in accordance with the terms of such plan.

In any year in which the Fund declares a capital gains distribution, the Fund after the declaration of such dividend and prior to its payment, will provide to each registered holder of Fund common stock that does not participate in the Fund's dividend reinvestment plan a cash election card. A registered shareholder may elect to receive cash in lieu of shares in respect of a capital gains distribution by signing the cash election card in the name(s) of the registered shareholder(s), and mailing the card to The Bank of New York.

If a holder's shares of common stock, or some of them, are registered in the name of a broker or other nominee, and the holder wishes to receive a capital gains distribution in cash in lieu of shares of common stock, such shareholder must exercise that election through its nominee (including any depositor of shares held in a securities depository).

When a distribution is reinvested under the plan, the number of reinvestment shares is determined as follows:

        (i)  If, at the time of valuation, the shares are being traded in the securities markets at net asset value or at a premium over net asset value, the reinvestment shares are obtained by The Bank of New York directly from the Fund, at a price equal to the greater of net asset value or 95% of the then current market price, without any brokerage commissions (or equivalent purchase costs).

        (ii)  If, at the time of valuation, the shares are being traded in the securities markets at a discount from net asset value, The Bank of New York receives the distribution in cash, and uses it to purchase shares in the open market, including on the New York Stock Exchange, or in private purchases. Shares of common stock are allocated to participants at the average price per share, plus any brokerage commissions (or equivalent transaction costs), paid by The Bank of New York for all shares purchased by it in reinvestment of the distribution(s) paid on a particular day.

The time of valuation is the close of trading on the New York Stock Exchange on the most recent day preceding the date of payment of the dividend or distribution on which that exchange is open for trading. As of that time, the Administrator compares the net asset value per share as of the time of the close of trading on the New York Stock Exchange on that day and the last reported sale price per share on the New York Stock Exchange, and determines which of the alternative procedures described above are to be followed.

If as of any day on which the last reported sale price of the Fund's shares on the New York Stock Exchange is required to be determined pursuant to this plan, no sales of the shares are reported on that exchange, the mean of the bid prices and of the asked prices on that exchange as of the time of the close of trading on the exchange will be substituted.

No certificates will be issued representing fractional shares, nor will The Bank of New York purchase fractional shares in the market. The Bank of New York will send to all registered holders of common stock that do not participate in the Fund's dividend reinvestment plan certificates for all shares of common stock purchased or issued pursuant to the capital gains distribution plan and cash in lieu of fractional shares of common stock.

The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

(e)           Anti-takeover provisions of charter and bylaws. The Fund's charter includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its board of directors and could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. The board of directors is divided into three classes, each having a term of three years. At each annual meeting of shareholders, the term of one class will expire. This provision could delay for up to two years the replacement of a majority of the board of directors. A director may be removed from office only by vote of the holders of at least 75% of the shares of preferred stock or of common stock, as the case may be, entitled to be voted on the matter.

The Fund's charter requires the favorable vote of the holders of at least 75% of the shares of preferred stock and common stock of the Fund entitled to be voted on the matter, voting together as a single class, to approve, adopt or authorize the following:

(i) a merger or consolidation of the Fund with another corporation,

(ii) a sale of all or substantially all of the Fund's assets (other than in the regular course of the Fund's investment activities), or

        (iii)  a liquidation or dissolution of the Fund, unless such action has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws, in which case the affirmative vote of the holders of a majority of the outstanding shares of preferred stock and common stock entitled to be voted on the matter, voting together as a single class, is required.

In addition, the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, would be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of the preferred stock.

Finally, conversion of the Fund to an open-end investment company would require an amendment to the charter. Such an amendment would require the favorable vote of the holders of a majority of the shares of preferred stock and common stock entitled to be voted on the matter voting separately by class. At any time, the amendment would have to be declared advisable by the board of directors prior to its submission to shareholders. Shareholders of an open-end investment company may require the company to redeem their shares of common stock at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. In addition, conversion to an open-end investment company would require redemption of all outstanding shares of the preferred stock.

The board of directors has determined that the 75% voting requirements described above, which are greater than the minimum requirements under Maryland law or the 1940 Act, are in the best interests of shareholders generally. Reference should be made to the charter on file with the  SEC for the full text of these provisions.

2.	Long-Term Debt.

Not applicable.

3.	General

Not applicable.

4.

Taxes. The Fund intends to continue to qualify as a regulated investment company under the Code, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Under legislation enacted in 2003, ordinary income dividends shareholders receive may be taxed at the same rates as long-term capital gains. However, even if income received in the form of ordinary income dividends is taxed at the same rates as long-term capital gains, such income will not be considered long-term capital gains for other Federal income tax purposes. For example, a shareholder generally will not be permitted to offset ordinary income dividends with capital losses. Short-term capital gain distributions will continue to be taxed at ordinary income rates. So long as the Fund has capital loss carry forwards, distributions derived from capital gains in the Fund's portfolio may constitute ordinary income, rather than capital gains, to shareholders.

Shareholders may be proportionately liable for taxes on income and gains of the Fund but shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them. The Fund will inform shareholders of the amount and nature of the income or gains. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund. Under current law, the maximum tax rate on long-term capital gains available to non-corporate shareholders generally is 15%. Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2009, and the maximum tax rate on dividends would move to 35% in 2009 and 39.6% in 2011.

The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).

5.	Outstanding Securities

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by the Fund or for its Account	(4) Amount Outstanding at 3/31/2005 Exclusive of Amount Shown Under (3)

Common, $.001 par value	250,000,000	-0-	221,966,221
Preferred, $.001 par value	100,000,000	-0-	5,000

                6.             Securities Ratings.

                                Not applicable.

Item 11. Defaults and Arrears on Senior Securities

              Not applicable.

Item 12. Legal Proceedings

              There are no pending legal proceedings to which the Fund, any subsidiary of the Fund, or the Adviser is a party.

Item 13. Table of Contents of the Statement of Additional Information

              Not applicable.

              PART B  INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 14. Cover Page

              Not applicable.

Item 15. Table of Contents

                Not applicable.

Item 16. General Information and History

                During the past five years, the Fund has not engaged in any business other than that of an investment company and has not been the subject of any bankruptcy, receivership or similar proceedings, or any other material reorganization, readjustment or succession. The Fund's name was changed from Duff & Phelps Utilities Income Inc. on April 23, 2002.

Item 17. Investment Objective and Policies

                1.      See Item 8.2.

                2.      See Item 8.2.

                3.      See Item 8.2.

                4.      The Fund's portfolio turnover rate was 43.71% in 2004, 242.69% in 2003 and 197.27% in 2002. The portfolio turnover rate tends to be correlated with the level of the Fund's dividend captures, which decreased in 2004 relative to 2003 and increased in 2003 relative to 2002. The Fund lowered its turnover rate in 2004 by reducing the level of dividend captures and utilizing investment gains within the portfolio. See Item 8.3, "Risk Factors-Dividend Captures" and "-Portfolio Turnover Risk."

Item 18. Management

                1.     Set forth below are the names and certain biographical information about the directors and officers of the Fund. Except as indicated in the table, directors are elected by the holders of the Fund's common stock. The officers are elected at the annual meeting of the board of directors of the Fund. Except as indicated in footnote (7) to the table, no director oversees any other portfolios in the Phoenix fund complex.

Name, Address and Age	Position(s) Held With the Fund, Length of Time Served and Term of Office	Principal Occupation(s) During Past 5 Years and Other Affiliations

Interested Director

Claire V. Hansen (1)(2) 55 East Monroe Street Chicago, Illinois 60603 Age: 79	Chairman and director since January 1987. Term expires in 2005.

Senior Advisor to the Board of Director of PXP since November 1995; President and Chief Executive Officer, DNP Select Income Fund Inc. January 2000-February 2001; Senior Advisor to the Board of Directors, Duff & Phelps Corporation, 1988-November 1995 (Chairman of the Board, 1987-1988; Chairman of the Board and Chief Executive Officer prior thereto); Chairman of the Board, Duff & Phelps Investment Management Co., 1985-1987

Independent Directors

Stewart E. Conner (5) 500 West Jefferson St. Louisville, Kentucky 40202 Age: 63	Director since April 2004. Term expires in 2007.	Attorney, Wyatt Tarrant & Combs LLP since 1966 (Chairman, Executive Committee 2000-2004, Managing Partner 1988-2000)

Connie K. Duckworth (3)(5) 77 Stone Gate Lane Lake Forest, Illinois 60045 Age: 50	Director since April 2002. Term expires in 2005.

Partner, Eight Wings Enterprises (investor in early-stage businesses) since December 2001; Advisory Director, Goldman, Sachs & Company, December 2000-December 2001 (Managing Director, December 1996-December 2000, Partner 1990-1996, Chief Operating Officer of Firmwide Diversity Committee 1990-1995); Director, Smurfit-Stone Container Corporation (packaging manufacturer); Trustee, Northwestern Mutual Life Insurance Company; Director and Vice Chairman, Evanston Northwestern Health Care Corporation; Member, Board of Overseers, Wharton School of the University of Pennsylvania; Founder and President, Arzu, Inc. (nonprofit corporation created to raise awareness of Afghan women through sale of homemade rugs)

Robert J. Genetski (3)(6) 107 Park Street Saugatuck, MI 49453 Age: 62	Director since April 2001. Term expires in 2007.

President, Robert Genetski & Associates, Inc. (economic and financial consulting firm) since 1991; Senior Managing Director, Chicago Capital, Inc. (financial services firm) 1995-2001; former Senior Vice President and Chief Economist, Harris Trust & Savings Bank; Director, Midwest Bank and Trust Company; author of several books; regular contributor to the Nikkei Financial Daily

Francis E. Jeffries (2)(4)(7) 8477 Bay Colony Drive Naples, Florida 34108 Age: 74	Director since January 1987. Term expires in 2007. Vice Chairman since April 2004.

Oversees 28 portfolios in the Phoenix fund complex; Chairman of the Board, DTF and DUC Funds since September 1991 and November 1992, respectively (President, January 2000-February 2004), Chairman of PXP, November 1995-May 1997; Chairman and Chief Executive Officer, Duff & Phelps Corporation, June 1993-November 1995 (President and Chief Executive Officer, January 1992-June 1993); Chairman of the Board, Duff & Phelps Investment Management Co. 1988-1993

Nancy Lampton (4)(5)(6) 3 Riverfront Plaza Louisville, Kentucky 40202 Age: 62	Director since October 1994. Term expires in 2006.

Chairman and Chief Executive Officer, Hardscuffle Inc. (insurance holding company) since January 2000; Chairman and Chief Executive Officer, American Life and Accident Insurance Company of Kentucky since 1971; Director, Constellation Energy Group, Inc. (public utility holding company), Advisory Board Member, Thorium Power, Inc. (designer of non-proliferative fuel for nuclear energy needs)

Christian H. Poindexter (3)(4) 1997 Annapolis Exchange Pkwy. Annapolis, Maryland 21401 Age: 66	Director since May 2003. Term expires in 2006.

Retired Chairman and Chief Executive Officer, Constellation Energy Group, Inc. (public utility holding company) (Executive Committee Chairman, July 2002-March 2003; Chairman of the Board, April 1999-July 2002; Chief Executive Officer, April 1999-October 2001; President, April 1999-October 2000); Chairman, Baltimore Gas and Electric Company, January 1993-July 2002 (Chief Executive Officer, January 1993-July 2000; President, March 1998-October 2000; Director, 1988-2003); Director, Mercantile Bankshares Corporation (bank holding company); Director, The Baltimore Life Insurance Company; Member, Finance and Investment Committee, National Executive Board, Boy Scouts of America

Carl F. Pollard (2)(3) 10500 W. U.S. Hwy 42 Goshen, Kentucky 40026 Age: 66	Director since April 2002. Term expires in 2005.

Owner, Hermitage Farm L.L.C. (Thoroughbred breeding) since January 1995; Chairman, Columbia Healthcare Corporation 1993-1994; Chairman and Chief Executive Officer, Galen Health Care, Inc. March-August 1993; President and Chief Operating Officer, Humana Inc. 1991-1993 (previously Senior Executive Vice President, Executive Vice President and Chief Financial Officer); Chairman and Director, Churchill Downs Incorporated

David J. Vitale (2)(5) 141 West Jackson Boulevard Chicago, Illinois 60604 Age: 58	Director since April 2000. Term expires in 2006.

Chief Administrative Officer, Chicago Public Schools since April 2003; Private investor November 2002-April 2003; President and Chief Executive Officer, Board of Trade of the City of Chicago, Inc., March 2001-November 2002; Retired executive 1999-2001; Vice Chairman and Director, Bank One Corporation, 1998-1999; Vice Chairman and Director, First Chicago NBD Corporation, and President, The First National Bank of Chicago, 1995-1998; Vice Chairman, First Chicago Corporation and The First National Bank of Chicago, 1993-1998 (Director, 1992-1998; Executive Vice President, 1986-1993); Director, ISO New England Inc. (not for profit independent system operator of New England's electricity supply), Ariel Capital Management, Inc., Ark Investment Management and Wheels, Inc.

Officers of the Fund (other than the Chairman, for whom see above)

Nathan I. Partain 55 East Monroe Street Chicago, Illinois 60603 Age: 48

President and Chief Executive Officer since February 2001
(Chief Investment Officer since
January 1998, Executive Vice
President April 1998-February
2001, Senior Vice President
January 1997-April 1998,
Assistant Secretary January
1997-February 2001).

President and Chief Executive Officer, the DTF and DUC Funds since February 2004; President, Duff & Phelps Investment Management Co. since April 2005 (Executive Vice President January 1997-April 2005); Director of Utility Research, PXP 1989-1996 (Director of Equity Research, 1993-1996 and Director of Fixed Income Research, 1993); Director, Otter Tail Corporation

T. Brooks Beittel 55 East Monroe Street Chicago, Illinois 60603 Age: 55	Secretary and Senior Vice President since January 1995 (Treasurer January 1995-September 2002).	Senior Vice President, Duff & Phelps Investment Management Co. since 1993 (Vice President 1987-1993)

Michael Schatt 55 East Monroe Street Chicago, Illinois 60603 Age: 55	Senior Vice President since April 1998 (Vice President January 1997-April 1998).	Senior Vice President, Duff & Phelps Investment Management Co. since January 1997; Managing Director, PXP, 1994-1996

Joseph C. Curry, Jr. Hilliard Lyons Center Louisville, Kentucky 40202 Age: 60	Treasurer since September 2002; Vice President since April 1988.

Senior Vice President, J.J.B. Hilliard, W.L. Lyons, Inc. since 1994 (Vice President 1982–1994); Vice President, Hilliard Lyons Trust Company; President, Hilliard-Lyons Government Fund, Inc.; Vice President and Assistant Treasurer, Senbanc Fund

Joyce B. Riegel 55 East Monroe Street Chicago, Illinois 60603 Age: 50	Chief Compliance Officer since February 2004.

Chief Compliance Officer, Duff & Phelps Utility and Corporate Bond Trust Inc. and DTF Tax Free Income Inc. since August 2004; Chief Compliance Officer, Duff & Phelps Investment Management Co. since August 2002; Vice President and Chief Compliance Officer, Stein Roe Investment Counsel LLC January 2001-August 2002; Vice President and Compliance Officer, Stein Roe & Farnham Incorporated July 1996-December 2000

Dianna P. Wengler Hilliard Lyons Center Louisville, Kentucky 40202 Age: 44	Assistant Vice President since April 2004; Assistant Secretary since April 1988.	Vice President, J.J.B. Hilliard, W.L. Lyons, Inc. since 1990; Vice President, Hilliard-Lyons Government Fund, Inc.

________________________

(1)	Mr. Hansen is deemed to be an "interested person" of the Fund (as defined in the 1940 Act) because of his positions with the Fund and with PXP (parent company of the Adviser).

(2)

Member of the executive committee of the board of directors, which has authority, with certain exceptions, to exercise the powers of the board of directors between board meetings. The executive committee did not meet during 2004.

(3)

Member of the audit committee of the board of directors, which makes recommendations regarding the selection of the Fund's independent public accountants and meets with representatives of the accountants to determine the scope of and review the results of each audit. The audit committee met twice during 2004 and acted once by unanimous written consent.

(4)

Member of the nominating/corporate governance committee of the board of directors, which selects nominees for election as directors, recommends individuals to be appointed by the board as Fund officers and members of board committees and makes recommendations regarding other Fund governance and board administration matters. The nominating/corporate governance committee met twice during 2004. The committee will consider nominees recommended by shareholders. Shareholders wishing to recommend candidates to the committee should submit such recommendations to the Secretary of the Fund, 55 East Monroe Street, Suite 3600, Chicago, Illinois 60603. The Secretary of the Fund will forward the recommendations to the nominating/corporate governance committee for consideration.

(5)

Member of the contracts committee of the board of directors, which makes recommendations regarding the Fund's contractual arrangements for investment management and administrative services, including the terms and conditions of such contracts. The contracts committee met twice during 2004.

(6)	Director elected by holders of preferred stock.

(7)

Although the Fund does not hold itself out as a member of a fund complex, applicable SEC rules define the fund complex to which the Fund belongs to include all registered investment companies that have an investment adviser that is an "affiliated person" (as defined in the 1940 Act) of the Adviser. We refer to this fund complex as the Phoenix fund complex.

	2.	Included in Item 18.1.

	3.	Not applicable.

	4.	Not applicable.

	5.	Included in Item 18.1.

	6.	Included in Item 18.1.

7.

The following table provides certain information relating to the equity securities beneficially owned, as of December 31, 2004, by each director (i) in the Fund and (ii) on an aggregate basis, in any registered investment companies overseen by the director within the same family of investment companies as the Fund.

Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director or Nominee in Family of Investment Companies

Interested Director

Claire V. Hansen	over $100,000	over $100,000

Independent Directors

Stewart E. Conner	$50,001-$100,000	$50,001-$100,000
Connie K. Duckworth	over $100,000	over $100,000
Robert J. Genetski	over $100,000	over $100,000
Francis E. Jeffries	over $100,000	over $100,000
Nancy Lampton	over $100,000	over $100,000
Christian H. Poindexter	over $100,000	over $100,000
Carl F. Pollard	over $100,000	over $100,000
David J. Vitale	$10,001-$50,000	$10,001-$50,000

8.

As of December 31, 2004, none of the foregoing directors, or their immediate family members, owned any securities of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.

9.	Not applicable.

10.	Not applicable.

11.	Not applicable.

12.	Not applicable.

13.

Approval of Advisory Agreement. Each year, the board of directors of the Fund, including a majority of the directors who are not interested persons of the Fund or the Adviser voting separately as a class, is required to approve the renewal of the Advisory Agreement. The contracts committee of the board of directors, which is comprised solely of independent directors, requests and evaluates, and the Adviser furnishes, such information as the committee determines to be reasonably necessary to evaluate the terms of the Advisory Agreement. The contracts committee also retains an independent consultant on an annual basis to provide detailed comparative data regarding the Adviser's fees and expense ratios and the Fund's investment performance. The contracts committee then presents a recommendation to the board of directors regarding renewal of the Advisory Agreement.

In arriving at their decision to renew the current Advisory Agreement, the directors reviewed the foregoing information and took into account all factors that they deemed relevant to the best interests of the shareholders of the Fund. Such factors included the following: (i) the nature, quality and extent of the services furnished to the Fund by the Adviser; (ii) fees paid by other mutual funds for similar services; (iii) the profitability to the Adviser of its relationship with the Fund; (iv) the continuation of appropriate incentives to assure that the Adviser will be able to continue to furnish high-quality services to the Fund; (v) the capabilities of the team of investment professionals employed by the Adviser who perform services for the Fund; (vi) the necessity of the Adviser maintaining and enhancing its ability to attract and retain capable personnel to serve the Fund; (vii) the investment performance over time of the Fund compared to various market indices and other mutual funds; (viii) the extent to which the Fund's stock trades at a premium or a discount to net asset value; (ix) the benefits of any economies of scale that may be available to the Adviser; and (x) the direct and indirect benefits the Adviser receives from its relationship with the Fund, including brokerage and soft dollar arrangements (see description in Item 22.3 below).

In comparing the Fund's expenses and investment performance to those of other mutual funds, the directors took note of the fact that until recently there have been no closed-end income-oriented funds with a utilities and REIT investment focus, an equity and fixed-income asset mix and an asset level and leverage policy comparable to the Fund. While expressly declining to use investment performance as the sole, or even the primary, measure of the quality of the Adviser's services, the directors noted that the Fund's investment performance during 2004 had enabled the Fund to pay all of its regular monthly dividends in 2004. The directors also viewed the fact that the Fund's stock traded at an average premium of 36.31% to net asset value during 2004 as evidence that investors take a favorable view of the extent to which the Fund has been meeting its primary objective of providing current income for shareholders. With respect to investment personnel, the directors considered the fact that the specific individuals who manage the Fund's portfolio bring a significant depth of experience to their jobs, have worked together for many years and are well respected in the industry. With respect to expenses, the directors noted that the management fees paid by the Fund were at or below the median levels paid by other leveraged closed-end domestic equity funds. It should be emphasized that, in arriving at their decision, the directors did not single out any one factor or group of factors as being more important than other factors. Rather, the directors considered all factors together in light of the totality of circumstances presently facing the Fund, recognizing that different circumstances might lead them to weigh the various factors differently when considering the best interests of the Fund and its shareholders.

Based on the foregoing considerations, the board of directors of the Fund, including a majority of the directors who are not interested persons of the Fund or the Adviser voting separately as a class, determined that the fees payable to the Adviser under the Advisory Agreement were fair and reasonable to the Fund and that the renewal of the Advisory Agreement for a one-year period ending on April 30, 2006 was in the best interests of the Fund and its shareholders.

14.	The following table shows the compensation paid by the Fund to the Fund's current directors during 2004:

COMPENSATION TABLE (1)(2)

Name of Director	Aggregate Compensation from the Fund

Interested Director

Claire V. Hansen………………………………………...	$ 0

Independent Directors

Stewart E. Conner………………………………………..	28,250
Connie K. Duckworth……………………………………	45,000
Robert J. Genetski……………………………………….	42,000
Francis E. Jeffries (2)……………………………………	42,000
Nancy Lampton………………………………………….	47,227
Christian H. Poindexter………………………………….	42,000
Carl F. Pollard…………………………………………...	44,227
David J. Vitale…………………………………………...	46,977

_______________________

(1)

Each director not affiliated with the Adviser receives an annual fee of $25,000 (and an additional $5,000 if the director serves as chairman of a committee of the board of directors) plus an attendance fee of $2,000 for each meeting of the board of directors and $1,500 for each meeting of a committee of the board of directors attended in person or by telephone. Directors and officers affiliated with the Adviser or the Administrator receive no compensation from the Fund for their services as such. In addition to the amounts shown in the table above, all directors and officers who are not affiliated with the Adviser or the Administrator are reimbursed for the expenses incurred by them in connection with their attendance at a meeting of the board of directors or a committee of the board of directors. The Fund does not have a pension or retirement plan applicable to directors or officers of the Fund.

(2)

During 2004, Mr. Jeffries received aggregate compensation of $155,750 for service as a director of the Fund and as a director or trustee of 28 other investment companies in the Phoenix fund complex. No other director received compensation for service as a director of any other investment company in the Phoenix fund complex.

15.

Codes of Ethics. Each of the Fund and the Adviser has adopted an Amended and Restated Code of Ethics (collectively, the "Codes") under Rule 17j-1 of the 1940 Act. The Codes impose significant restrictions on the ability of personnel subject to the Codes to engage in personal securities transactions. Among other things, the Codes generally prohibit covered personnel from knowingly buying or selling securities (except for mutual funds, U.S. government securities and money market instruments) that are being purchased, sold or considered for purchase or sale by the Fund unless the proposed purchases are approved in advance by the Adviser's compliance officer. The Codes also contain certain reporting requirements and compliance procedures. The Codes can be reviewed and copied at the Public Reference Room of the SEC in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. The Codes are also available at the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of the Codes may also be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. The SEC file number for documents filed by the Fund under the 1940 Act is 811-4915.

16.

Proxy Voting Policies and Procedures. The Fund has adopted proxy voting policies and procedures. The following is a summary description of those policies and procedures, the full text of which is available on the Fund's website at http://www.dnpselectincome.com.

Subject to the right of the board of directors to give the Adviser written instructions as to the voting or non-voting of proxies on any matter presenting an actual or perceived conflict of interest as described below, the Fund has delegated the voting of proxies with respect to securities owned by it to the Adviser. The Adviser may delegate its proxy voting responsibilities to a proxy committee established from time to time by the Adviser and may engage one or more qualified, independent organizations to vote proxies on behalf of the Fund, subject in each case to compliance with these policies and procedures.

It is the intention of the Fund to exercise stock ownership rights in portfolio holdings in a manner that is reasonably anticipated to further the best economic interests of shareholders of the Fund. Accordingly, the Fund or its delegate(s) endeavors to analyze and vote all proxies that are considered likely to have financial implications, and, where appropriate, to participate in corporate governance, shareholder proposals, management communications and legal proceedings.

The Adviser will generally vote in favor of management recommendations on routine matters. The Adviser will analyze and vote on non-routine matters, including the adoption of anti-takeover measures, proxy contests for control, contested elections of directors, corporate governance matters and executive compensation matters, on a case-by-case basis, taking into account factors appropriate to each such matter. The Adviser will generally vote against shareholder proposals on social issues, except where the Adviser determines that a different position would be in the clear economic interests of the Fund and its shareholders. The Adviser may abstain from voting when it concludes that the effect on shareholders' economic interests or the value of the portfolio holding is indeterminable or insignificant.

In exercising its voting discretion, the Adviser will seek to avoid any actual or perceived conflicts of interest between the interests of Fund shareholders, on the one hand, and those of the Adviser or any affiliated person of the Fund or the Adviser, on the other hand. The Adviser will notify the board of directors of the Fund promptly after becoming aware that any actual or potential conflict of interest exists, indicating how the Adviser proposes to vote on the matter and its reasons for doing so. The board of directors may decide to (i) vote pursuant to the recommendation of the delegate, (ii) abstain from voting or (iii) rely on the recommendations of an established, independent third party with qualifications to vote proxies, such as Institutional Shareholder Services. The Adviser may not waive any conflict of interest or vote any conflicted proxies without the prior written approval of the board of directors or its duly authorized representative.

Item 19. Control Persons and Principal Holders of Securities

	1.	The Fund does not consider that any person "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18.

	2.	No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

	3.	As of December 31, 2004, the officers and directors of the Fund owned in the aggregate 251,365 shares of Common Stock, representing less than 1% of the Fund's outstanding Common Stock.

Item 20. Investment Advisory and Other Services

1.

The Adviser is a wholly-owned subsidiary of PXP, which is an indirect, wholly-owned subsidiary of PNX.  PXP and its subsidiaries provide investment management services to institutional and private clients and to the life insurance subsidiaries of PNX.

See Item 18 for the names and capacities of affiliated persons of the Fund who are also affiliated persons of the Adviser.

For a discussion of the method of calculating the advisory fee under the Advisory Agreement, see Item 9.1(b). The investment advisory fees paid by the Fund totaled $13,869,531 in 2004, $13,069,523 in 2003 and $13,776,089 in 2002.

	2.	See Item 9.1(b) for a discussion of the Service Agreement.

	3.	No fees, expenses or costs of the Fund were paid by persons other than the Adviser or the Fund.

	4.	See Item 9.1(d) for a discussion of the Administration Agreement. The administrative fees paid by the Fund totaled $3,523,906 in 2004, $3,363,980 in 2003 and $3,505,218 in 2002.

	5.	Not applicable.

	6.	See Item 9.1(e) for information about the Fund's custodian.

7.

The Fund's independent public accountant is Ernst & Young LLP, 233 South Wacker Drive, 16th Floor, Chicago, Illinois 60606. Ernst & Young LLP performs the audit of the Fund's annual financial statements and provides other audit-related and tax services to the Fund as pre-approved by the Fund's audit committee.

	8.	Not applicable.

Item 21.	Portfolio Managers

	1.	Other Accounts Managed

               There may be certain inherent conflicts of interest that arise in connection with the portfolio managers' management of the Fund's investments and the investments of any other accounts they manage. Such conflicts could include aggregation of orders for all accounts managed by a particular portfolio manager, the allocation of purchases across all such accounts, the allocation of IPOs and any soft dollar arrangements that the Adviser may have in place that could benefit the Fund and/or such other accounts. The Adviser has adopted policies and procedures designed to address any such conflicts of interest to ensure that all management time, resources and investment opportunities are allocated equitably. There have been no material compliance issues with respect to any of these policies and procedures during the Fund's most recent fiscal year.

              The following table provides information as of March 31, 2005 regarding the other accounts besides the Fund that are managed by the portfolio managers of the Fund identified in Item 9.1.c of the Fund's prospectus. As noted in the table, portfolio managers of the Fund may also manage or be members of management teams for other mutual funds within the Phoenix fund complex or other similar accounts. As of March 31, 2005, the Fund's portfolio managers did not manage any accounts with respect to which the advisory fee is based on the performance of the account, nor do they manage any hedge funds.

	Registered Investment Companies (1)		Other Pooled Investment Vehicles (2)		Other Accounts (3)
Name of Portfolio Manager	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)
Nathan I. Partain. . . . . . . . . . . . . . .	1	$6.3	0	-	0	-
T. Brooks Beittel. . . . . . . . . . . . . . .	2	$500.2	0	-	0	-
Michael Schatt. . . . . . . . . . . . . . . . .	2	$770.3	1	$34.3	10	$156.0
Deborah A. Jansen. . . . . . . . . . . . .	1	$6.3	0	-	0	-
Randle L. Smith. . . . . . . . . . . . . . . .	1	$6.3	0	-	0	-
Connie M. Luecke. . . . . . . . . . . . . .	1	$6.3	0	-	0	-

(1)	Registered Investment Companies include all open and closed-end mutual funds. For Registered Investment Companies, assets represent net assets of all open-end investment companies and gross assets of all closed-end investment companies.

(2)	Other Pooled Investment Vehicles include, but are not limited to, securities of issuers exempt from registration under Section 3(c) of the 1940 Act, such as private placements and hedge funds.

(3)	Other Accounts include, but are not limited to, individual managed accounts, separate accounts, institutional accounts, pension funds and collateralized bond obligations, collateralized debt obligations.

Compensation

The following is a description of the compensation structure, as of March 31, 2005, of the Fund's portfolio managers identified in Item 9.1.c of the Fund's prospectus. The Fund's portfolio managers receive a competitive base salary, an incentive bonus opportunity and a benefits package.

Base Salary. Each portfolio manager is paid a fixed base salary, which is determined by PXP and is designed to be competitive in light of the individual's experience and responsibilities. PXP management uses compensation survey results of investment industry compensation conducted by an independent third party in evaluating competitive market compensation for its investment management professionals.

Incentive Bonus. The incentive bonus package for portfolio managers is based upon how well the individual manager meets or exceeds assigned goals and a subjective assessment of contribution to the team effort. Their incentive bonus also reflects a performance component for achieving and/or exceeding performance competitive with peers managing similar strategies. The performance component is further adjusted to reward investment personnel for managing within the stated framework and for not taking unnecessary risks. This ensures that investment personnel will remain focused on managing and acquiring securities that correspond to the Fund's mandate and risk profile. It also avoids the temptation for portfolio managers to take on more risk and unnecessary exposure to chase performance for personal gain.

Incentive bonus compensation of the Fund's portfolio managers is currently comprised of two components: 75% of the incentive bonus is based on the pre-tax performance of the Fund, as measured by earnings per share and total return over a one-year period, and 25% of the incentive bonus is based in the overall pre-tax profitability and investment return of PNX, the Adviser's parent company, over a one-year period. For the year 2005, the Fund's portfolio managers have been guaranteed that they will receive no less than 80% of the incentive bonus available under the above formula. The portfolio managers' incentive bonus compensation is not based on the value of assets held in the Fund's portfolio, except to the extent that the level of assets in the Fund's portfolio affects the advisory fee received by the Adviser ,and thus indirectly the profitability of PNX.

Finally, portfolio managers may also receive PNX stock options and/or be granted PNX restricted stock at the direction of the PNX board of directors.

Long-Term Incentive Plan. Highly compensated individuals are eligible to participate in a long-term incentive plan to defer their compensation and realize tax benefits. Compensation under the long-term incentive plan is payable in restricted stock units of PNX, which vest over three years.

Other Benefits. Portfolio managers are also eligible to participate in broad-based plans offered generally to the firm's employees, including broad-based retirement, 401(k), health and other employee benefit plans.

3.	Ownership of Securities

The following table sets forth the dollar range of equity securities in the Fund beneficially owned, as of March 31, 2005, by each of the portfolio managers identified in Item 9.1.c of the Fund's prospectus.

	Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund

	T. Brooks Beittel	None
	Deborah A. Jansen	None
	Connie M. Luecke	$1-$10,000
	Nathan I. Partain	$100,000 - $500,000
	Michael Schatt	$10,001 - $50,000
	Randle L. Smith	None

Item 22. Brokerage Allocation and Other Practices

1.         The Adviser has discretion to select brokers and dealers to execute portfolio transactions initiated by the Adviser. The Fund paid brokerage commissions in the aggregate amount of $1,667,497, $8,550,524 and $8,486,229 during 2004, 2003 and 2002, respectively, not including the gross underwriting spread on securities purchased in underwritten public offerings.

2.         The Fund did not pay any brokerage commissions during 2004, 2003 or 2002 to any broker that (1) is an affiliated person of the Fund, (2) is an affiliated person of an affiliated person of the Fund or (3) has an affiliated person that is an affiliated person of the Fund or the Adviser.

3.          In selecting brokers or dealers to execute portfolio transactions and in evaluating the best net price and execution available, the Adviser is authorized to consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), statistical quotations, specifically the quotations necessary to determine the Fund's net asset value, and other information provided to the Fund and/or to the Adviser (or their affiliates). The Adviser is also authorized to cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Adviser exercises investment discretion. It is possible that certain of the services received by the Adviser attributable to a particular transaction will benefit one or more other accounts for which investment discretion is exercised by the Adviser.

4.          Neither the Fund nor the Adviser, during the last fiscal year, pursuant to an agreement or understanding with a broker or otherwise through an internal allocation procedure, directed the Fund's brokerage transactions to a broker or brokers because of research services.

5. The Fund has not acquired during its most recent fiscal year securities of its regular brokers or dealers as defined in Rule 10b-1 under the 1940 Act, or their parents.

Item 23. Tax Status

              The Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

              Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Under legislation enacted in 2003, ordinary income dividends shareholders receive may be taxed at the same rates as long-term capital gains. However, even if income received in the form of ordinary income dividends is taxed at the same rates as long-term capital gains, such income will not be considered long-term capital gains for other Federal income tax purposes. For example, a shareholder generally will not be permitted to offset ordinary income dividends with capital losses. Short-term capital gain distributions will continue to be taxed at ordinary income rates. So long as the Fund has capital loss carry forwards, distributions derived from capital gains in the Fund's portfolio may constitute ordinary income, rather than capital gains, to shareholders.

              Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund. Under current law, the maximum tax rate on long-term capital gains available to non-corporate shareholders generally is 15%. Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2009, and the maximum tax rate on dividends would move to 35% in 2009 and 39.6% in 2011.

              The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).

              As of December 31, 2004, the Fund had tax capital loss carry forwards of $288,053,758, of which $924,278 will expire in 2007, $76,055,964 will expire in 2010 and $211,073,516 will expire in 2011.

Item 24. Financial Statements

              The financial statements listed below are incorporated herein by reference from the Fund's Annual Report to Shareholders for the year ended December 31, 2004 as filed on Form N-CSR with the Securities and Exchange Commission on March 2, 2005 (no. 811-4915). All other portions of the Annual Report to Shareholders are not incorporated herein by reference and are not part of the Registration Statement. A copy of the Annual Report to Shareholders may be obtained without charge by writing to the Fund at its address at 55 East Monroe Street, Chicago, Illinois 60603 or by calling the Administrator toll-free at 888-878-7845.

                -               Report of independent public accountants

                -               Schedule of Investments at December 31, 2004

                -               Balance Sheet at December 31, 2004

                -               Statement of Operations for the year ended December 31, 2004

                -               Statement of Changes in Net Assets for the years ended December 31, 2004 and 2003

                -               Statement of Cash Flows for the year ended December 31, 2004

                -               Notes to Financial Statements

                -               Financial Highlights - Selected Per Share Data and Ratios

PART C:  OTHER INFORMATION

Item 25. Financial Statements and Exhibits

              1.             Financial Statements

                              In Part B:

                                                Report of independent public accountants

                                                Schedule of Investments at December 31, 2004

                                                Balance Sheet at December 31, 2004

                                                Statement of Operations for the year ended December 31, 2004

                                                Statement of Changes in Net Assets for the years ended December 31, 2004 and 2003

                                                Statement of Cash Flows for the year ended December 31, 2004

                                                Notes to Financial Statements

                                                Financial Highlights - Selected Per Share Data and Ratios

                              In Part C:

                                                None

              2.             Exhibits

a.1	Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.2

Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.3

Second Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.4

Form of Articles Supplementary creating Remarketed Preferred Stock, Series A, B, C, D and E (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.5

Form of Articles Supplementary creating Remarketed Preferred Stock, Series I (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.6

Third Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.7

Fourth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.8

Fifth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.9

Sixth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

a.10

Seventh Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

b.	Bylaws (as amended through November 15, 2004)

c.	None

d.1	Specimen common stock certificate (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

d.2	Form of certificate of Remarketed Preferred Stock, Series A (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

d.3	Form of certificate of Remarketed Preferred Stock, Series B (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24101)

d.4	Form of certificate of Remarketed Preferred Stock, Series C (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24100)

d.5	Form of certificate of Remarketed Preferred Stock, Series D (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24102)

d.6	Form of certificate of Remarketed Preferred Stock, Series E (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24099)

d.7	Form of certificate of Remarketed Preferred Stock, Series I (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

e.

Document setting forth the terms of Registrant's dividend reinvestment plan (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

f.	None

g.1	Investment Advisory Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

g.2	Service Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

g.3	Administration Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

h.	Not applicable

i.	Not applicable

j.1	Custody Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

j.2

Foreign Custody Manager Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.1	Fund Accounting Agreement (Incorporated by reference from post-effective amendment no. 45 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.2	Form of Remarketing Agreement (Incorporated by reference from exhibit k.3 to pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

k.3	Form of Paying Agent Agreement (Incorporated by reference from exhibit k.4 to pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

k.4	Credit Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.5	Depositary Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.6

Letter Amendment to Depositary Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.7

Second Letter Amendment to Depositary Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.8	Placement Agency Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

k.9

Letter Amendment to Placement Agency Agreement (Incorporated by reference from post-effective amendment no. 46 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

l.	Not applicable

m.	Not applicable

n.	Not applicable

o.	Not applicable

p.	Subscription Agreement for initial capital (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

q.	Not applicable

r.1	Amended and Restated Code of Ethics of Registrant

r.2	Amended and Restated Code of Ethics of Duff & Phelps Investment Management Co. (investment adviser to Registrant)

Item 26. Marketing Arrangements

                Not applicable.

Item 27. Other Expenses of Issuance and Distribution

                Not applicable.

Item 28. Persons Controlled by or Under Common Control

                The Fund does not consider that it is controlled, directly or indirectly, by any person. The information in Item 20 is incorporated herein by reference.

Item 29. Number of Holders of Securities

Title of Class	Number of Record Holders March 31, 2005

Common Stock, $.001 par value	24,408

Preferred Stock, $.001 par value	1

Item 30. Indemnification

                Section 2-418 of the General Corporation Law of Maryland authorizes the indemnification of directors and officers of Maryland corporations under specified circumstances.

                Article Ninth of the Registrant's Articles of Incorporation (Exhibit a.1 to this registration statement) provides that the Registrant shall indemnify its directors and officers under specified circumstances; the provision contains the exclusion required by section 17(h) of the Investment Company Act of 1940.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                The Registrant, its directors and officers, the Adviser and persons affiliated with them are insured under a policy of insurance maintained by the Registrant and the Adviser, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. The policy expressly excludes coverage for any director or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Item 31. Business and Other Connections of Investment Adviser

                Neither Duff & Phelps Investment Management Co., nor any of its directors or executive officers, has at any time during the past two years been engaged in any other business, profession, vocation or employment of a substantial nature either for its or his own account or in the capacity of director, officer, employee, partner or trustee, except as indicated in this Registration Statement.

Item 32. Location of Accounts and Records

                All accounts, books and other documents required to be maintained by Section 31 (a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained at the offices of the Fund (55 East Monroe Street, Chicago, Illinois 60603), the Adviser, the Administrator and the Fund's custodian and transfer agents. See Items 9.1(b), 9.1(d) and 9.1(e) for the addresses of the Adviser, the Administrator and the Fund's custodian and transfer agents.

Item 33. Management Services

                Not applicable.

Item 34. Undertakings

                Not applicable.

SIGNATURE

                Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on April 27, 2005.

DNP SELECT INCOME FUND INC.

By: /s/ Nathan I. Partain
Nathan I. Partain
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Sequential Page No.

b	Bylaws (as amended through November 15, 2004)

r.1	Amended and Restated Code of Ethics of Registrant

r.2	Amended and Restated Code of Ethics of Duff & Phelps Investment Management Co. (investment adviser to Registrant)